EXHIBIT (11)

                        PHH CORPORATION AND SUBSIDIARIES

           Information Used in the Computation of Net Income Per Share



                                                  Nine Months Ended January 31,
                                                  -----------------------------
(In thousands except per share data)                     1997          1996
                                                         ----          ----

NET INCOME - as reported                            $  75,313     $  57,347
                                                     ========      ========

Weighted average number of shares outstanding          34,845        34,216

Give effect to the exercise of dilutive options
      determined under the treasury stock method          881           656

Reflect the period-end market price when greater
     than the average market price during the
     quarter                                              486           250
                                                     --------      --------

Number of shares used in the computation of net
     income per share                                  36,212        35,122
                                                     ========      ========

NET INCOME PER SHARE                                $    2.08     $    1.63
                                                     ========      ========
                                      -17-